                                                                    EXHIBIT 10.3

"Launching and managing an innovation program"
---------------------------------------------


Introduction
------------

Technology Network India Private Limited (TechNet) is pleased to offer this proposal to Wipro Limited (Wipro) for assisting Wipro in the launch and management of an innovation program at Wipro Technologies(Software Exports division of Wipro Limited). This proposal lays down the background, work involved and methodology, the commercial aspects and the general considerations involved in TechNet working with Wipro Limited

Background
----------

Wipro Limited is a leading Indian company providing IT services in domestic and global market. The company, started as a vegetable oil manufacturing company in 1945, diversified to IT related activities in the eighties- first to hardware products and then to software services. The increase in demand for the software services globally combined with the shortage of skilled people, has provided tremendous opportunities for Indian companies in IT services business. Exploiting this opportunity, Wipro has grown to be one of the leading Indian IT services providers. In 1999-2000, software exports($234m) accounted for 45% of the total revenue and 77% of the operating profit of the company. This business is growing at a rate of around 70% much faster than other business of the company. The company is also in the business of manufacturing and marketing of soaps, toiletries, and lighting products in the Indian market.

As a part of "Wipro" brand building exercise launched in 1998, the company has stated its promise to be "With utmost respect to Human Values, we promise to serve our customer with integrity, through a variety of innovative, value for money products and services, by Applying Thought, day after day". One of the important elements of this statement is "Innovation". While the company has efficient tools and systems for Human resource management, quality control and timely delivery to customers, the Innovation process is not very robust. It is felt that there is no formal framework for managing innovations in the organisation. The innovation and knowledge management process is complicated by high attrition rate ( of human resource) and scattering of human resources across the globe. Wipro has approached TechNet to assist them in launching and managing an innovation initiative within Wipro.

Technology Network India Private Limited(TechNet) is a consulting firm set up
----------------------------------------
and fully owned by Dr. Ashok Ganguly(Chairman, ICI India and former Chairman, Hindustan Lever Limited and ex-Research Director, Unilever, plc) and Mr. N.Vaghul, (Chairman, ICICI Ltd.) TechNet's mission is to help corporations develop sustainable competitive advantage by transforming themselves into "knowledge driven businesses". TechNet helps its clients in clients in managing Innovations, R&D and New Product Development through its "Business Driven R&D" program. It has gained significant experience in implementing this program in various industries including Pharmaceuticals, Bio-products, Chemicals and automotive chain industries.


TechNet offers its services through a network of professionals and academician consultants and has access to leading academic and research organisations in India, Europe, Japan and USA. Profiles of promoters, principals and some of the associated experts and consultants in given in the Annex to this proposal.

Scope & Objectives
------------------

The scope for TechNet under this proposal would be to assist Wipro in evolving a process for managing Innovation in Wipro Technologies ( a division of Wipro Limited) and launching the process for the first set of project ideas conceived by the division. The scope of the work during this Phase 1 would cover:

Step 1: Mapping the Current Reality of Innovation Process at Wipro Technologies:
-------

        The objectives in this step would be to:
        .  Diagnose the organisation culture( with respect of innovation)
        .  Identify factors facilitating and hindering innovation culture.
        . Understand organisational aspirations on innovation ( including the expectations of top management)
        . Understand the business strategy and linkages with innovation strategy
        .  Study a few successful and unsuccessful innovations in Wipro.

Step 2: Preparation for "Innovation Workshop".
-------

        TechNet would assist Wipro in
        . Idea generation for "Innovation Projects" based on management's expectations and business realities
        . Preparation of "Project Dossiers" for each of the selected projects ( . (Making out a business case for each of the projects - more like a quick feasibility study)
        .  Selection of projects for launch

Step 3: Work with Ms. Erika ones and Associates in structuring and conducting an
-------
Innovation Workshop

        Training on Management of Innovation projects using projects selected in the previous step. Our network partner Ms, Erika Jones, a reputed consultant would conduct training workshops on "Innovation Project Management". While TechNet's scope of work would include this training also, the charges for services rendered by Ms, Erika Jones are not included in this proposal.

     During the Phase II ( after February 2001), TechNet would be happy to assist Wipro In rolling - out the " Innovation Process Management" on a larger scale in Wipro Technologies and in other divisions of the company. TechNet would also be in a position to offer ` Process Audit and Technical Support' services to Wipro. However,the current proposal is only for the first phase, i.e. implementing at Wipro Technologies.

Schedule  & Methodology
-----------------------

The proposed methodology for the study is as follows:

     1.  Interview with executives in Wipro: We would interview about 35-40
         ----------------------------------
         executives across Wipro Technologies to understand the innovation process as it is happening in Wipro today, the barriers and facilitators to this process and an indicative list of innovation initiatives in Wipro so far. This stage would assist us in mapping the Current Reality of Innovation Process apart from capturing the aspects of organisational culture.


     2.  A One - day workshop in December: We will conduct a one-day wordshop in
         --------------------------------
         December to be anchored by Dr. Ganguly, attended by top management of Wipro along with vertical and horizontal heads. In this workshop, we would present the current reality of Innovations process and the influence of organisational culture on this Innovation process. We would use this forum to define innovation strategy for Wipro ( Innovation strategy flowing from business strategy) and understand the expectations of top-management from the innovation process. We will also start the idea generation process during this workshop. This idea-generation session would be more of brainstorming in nature.


     3.  Converting ideas into Projects: Initially, the proposer ( or sponsor)
         ------------------------------
         of an idea would have to prepare a very short note expanding the idea into business case. Based on this note, the ideas would be screened for preparation of detailed business cases ( detailed dossiers) that would form the basis for further screening and conversion of ideas into projects . The detailed dossiers would be prepared by a cross-functional team. Depending on the number of ideas generated during the idea generation stage, we expect the teams to finalise this dossier by the second week of January.

     4.  Forming project teams and preparatory work for innovation workshop:
         ------------------------------------------------------------------
         TechNet would assist Wipro in forming the project teams and in the preparatory work involved for the"Innovation Project Management" workshop. The preparatory work would involve sharp definition of the project, identification of stakeholder(s) and interviewing stakeholder(s)

     5.  Launch of projects: The launching of selected projects would begin with
         ------------------
         a workshop on "project Management" conducted by Ms. Erika Jones and her associates. In this workshop, the consultant would closely work with the team in developing a detailed and credible project plan. This plan would form the basis of the team's future work and as well as guidelines for the review process. Depending on the number of projects, the workshop could vary from three to five days.

     6.  Review Mechanism: We would also assist Wipro in building a review
         ----------------
         mechanism to review the progress made on selected projects.


We expect the work to be completed by end January or early February 2001.
--------------------------------------------------------------------------------



Staffing & Fee
--------------

The Phase I of the assignment would be steered by Dr.Ganguly from TechNet's side. R.Balagopal and R.Sriram, would be working in this assignment. TechNet would involve its other principals and associates on a need basis. The Profile of promoters, principals and associates of TechNet is attached as Annex I.

We would request you to appoint one co-ordinator for providing required inputs and serving as a single point reference to TechNet.

We estimate the total professional fee for launching the Wipro Innovation program (excluding that payable to Ms. Erika Jones for her professional services) to be Rs.20 lacs. This fees does not include service tax and other statutory duties and taxes that may be payable by Wipro from time to time and, Additionally, out-of-pocket expenses incurred by TechNet professionals in connection with travel, boarding and lodging, telecommunication and local travel would be billed at actual. The schedule of the payment (without including service tax) would be as follows:

*    On acceptance of this proposal:    Rs.5 lacs
*    Prior to the Innovation Workshop:  Rs.10 lacs
*    On submission of the final report  Rs. 5 lacs

As per existing rules of taxation, an additional 5% would be leviable as service tax on the above amounts. The three fee instalments would therefore amount to Rs.5.25 lacs, Rs.10.50 ;acs and Rs.5.25 lacs respectively. We would request Wipro to make all payments through bank drafts / cheques payable at Mumbai.

________________________________________________________________________________

Covenants and Responsibilities.
-------------------------------



1.  Date of commencement:  The date of commencement will be 7 days from the date
    --------------------
    of receipt of Wipro's acceptance letter by TechNet along with the Acceptance fees of Rs.5.25 lacs.

2.  Confidentiality:  TechNet is committed to keep any information furnished by
    ---------------
    Wipro during the assignment strictly confidential except for matters in the public domain.

3.  Indemnity:  Wipro agrees to indemnify and hold harmless TechNet, its
    ----------
    principals and associates from and against any losses, claims, demands,. Damages or liabilities of any kind relating to or arising out of the activities performed or services furnished pursuant to this contract.

4.  Other conditions: Wipro shall make arrangements for travel and stay, to
    ----------------
    TechNet consultants during the course of the assignment.

5.  Termination: The termination of the assignment in the case fo any disputes
    ------------
    would be a joint and mutually agreed decision. However, such termination by either Wipro of TechNet will no affect the right of TechNet to receive the fees accrued on a pro-rata basis prior to such termination or to be reimbursed for any reimbursable expenses and applicable fees incurred in connection with the assignment.

________________________________________________________________________________



Agreement:
----------


If the above correctly states the agreement between Wipro Limited and Technology Network India Private Limited, please sign and return the enclosed copy of this letter, whereupon it shall become a binding agreement.


                                 Wipro Limited
                   Represented By:
                   Date:

                  Technology Network (India) Private Limited
          Represented By:
          Date: